Participant Agreement
Dear [employee name]:
Congratulations! As a key member of the Company’s management team, you have been selected to potentially receive a retention bonus (subject to the terms and conditions of the Retention Bonus Program of International Money Express, Inc. (the “Company”), a copy of which is attached hereto (without exhibits thereto) (the “Retention Program”) in the amount of: $XXX,000 (the “Retention Bonus”), payable as set forth in the Retention Program and as briefly described below, subject in all cases to the specific terms of the Retention Program and this award agreement (the “Award Agreement”), subject to and contingent upon the Effective Date occurring. Capitalized terms used in this Award Agreement and not otherwise defined have the meaning ascribed to the terms in the Retention Program. As you may know, the Company anticipates entering into a merger agreement, which contemplates that the Company and its subsidiaries will become subsidiaries of Western Union (NYSE: WU). You are eligible to participate in this Retention Program in recognition of, and in consideration of, your continued efforts to support the Company pending and following completion of the merger, and the Retention Bonus is intended to incentivize you to continue to remain employed with and support the Company through the sale and in the post-merger transition period.

Payment Date*	Retention Payment Amount
Merger Closing Date	50% of the Retention Bonus
Six Month Anniversary of the Closing Date	50% of the Retention Bonus
*In the event the Closing does not occur by the eighteen (18) month anniversary of the execution of the Merger Agreement, or upon certain terminations of employment, you will receive the Retention Bonus if all of the requirements in the Retention Program are met.

In order to receive the Retention Bonus, you must execute and return this Award Agreement to Andras Bende at abende@intermexusa.com or via Docusign by no later than [___________, 2025]. By signing this Award Agreement, you agree that (i) effective as of immediately prior to the Closing, your existing employment agreement with the Company or any of its subsidiaries (the “Employment Agreement”) shall be deemed terminated and cancelled, other than with respect to Section 5 thereof; (ii) in the event that you become entitled to receive any portion of the Retention Bonus hereunder as a result of your termination of employment pursuant to Section 1(a)(iv) of the Retention Program, you hereby forfeit your right to receive any severance payments or benefits with respect to such termination of employment under any plan, program, policy, practice or arrangement of any Covered Party, including any severance program maintained by Parent, other than the applicable portion of the Retention Bonus; and (iii) from the Effective Date until the earlier of the Closing and the termination of the Merger Agreement, you hereby waive your right to claim that the termination of your Employment Agreement would constitute “good reason” under your Employment Agreement.
If you have any questions regarding the Retention Program or this Award Agreement, do not hesitate to contact Andras Bende at abende@intermexusa.com. We look forward to your continued support of the Company!

Sincerely,
International Money Express, Inc.
By:     Name: Andras Bende
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED TO BY:

Date:

2

Retention Bonus Program

Effective as of, and contingent upon, the execution of (the date of such execution, the “Effective Date”) the Agreement and Plan of Merger between International Money Express, Inc. (the “Company”), Western Union (“Parent”) and the other parties named therein, (the “Merger Agreement”), the Compensation Committee of the Board of Directors (the “Committee”) of the Company has adopted this retention bonus program (the “Retention Program”) to encourage key members of the management team of the Company and its subsidiaries to remain employed with, and contribute to the success of, the Company and (following the merger contemplated by the Merger Agreement (the “Merger”)) Parent and their respective subsidiaries (each a “Covered Party”) through the consummation of the Merger (the “Closing” and such date, the “Closing Date”) and for a period of time thereafter.
The terms of this Retention Program are as follows:
1.Retention Arrangement.
(a)Retention Bonus. Subject to the terms of this Retention Program, including without limitation the conditions set forth in Section 1(b) below:
(i)Each of the individuals set forth in the attached Exhibit A (each, a “Participant”) is eligible to receive a retention bonus in an aggregate amount set forth in the attached Exhibit A next to such Participant’s name (the aggregate bonus amount, the “Retention Bonus” and each installment thereof, a “Retention Payment”), less any applicable withholding and deductions, subject to such individual’s timely execution and return of the award agreement evidencing an award under this Plan (the “Award Agreement”).
(ii)The Retention Bonus shall be payable as follows:
(a)50% of the Retention Bonus is payable on, or as soon as reasonably practicable following, the Closing Date (and in no event later than thirty
(30) days thereafter); and
(b)50% of the Retention Bonus is payable on, or as soon as reasonably practicable following, the six (6) month anniversary of the Closing Date (and in no event later than the next payroll date thereafter) (the “Second Payment Date”).
(iii)Notwithstanding clause (ii) to the contrary, if the Closing does not occur on or prior to the eighteen (18) month anniversary of the Effective Date, then the Retention Bonus shall be paid by the Company to each Participant who remains continuously employed with the Company through such date in a lump sum on the eighteen (18) month anniversary of the Effective Date (the “18-Month Payment Date”).
(iv)Notwithstanding clause (i), (ii) or (iii) to the contrary, in the event of a termination of the Participant’s employment with a Covered Party (A) by the applicable Covered Party without Cause (as defined below), (B) by the Participant for Good Reason (as defined below), or (C) due to the Participant’s death or Disability (as defined below), in each case after the Effective Date, but prior to the earlier of the Second Payment Date and the 18-Month Payment Date, then, subject to the Participant (or the Participant’s estate, as applicable) timely executing and not revoking a release of claims in favor of the Covered Parties in a form reasonably acceptable to Parent, the Participant (or the Participant’s estate, as applicable) shall receive a payment of the remaining Retention Bonus (that is, the Retention Bonus reduced by any previously delivered Retention Payment) within thirty (30) days following such termination date.
(v)Each date on which a Retention Payment is payable is referred to herein as a “Payment Date.”
(b)Eligibility Requirements.
(i)Except as otherwise provided herein, in order for a Participant to receive a Retention Bonus (or any portion thereof), the Participant must (x) have timely executed and returned an Award Agreement, and (y) be employed with a Covered Party on the applicable Payment Date or the Participant’s employment with a Covered Party must have terminated following the Effective Date but prior to (or on) the applicable Payment Date for a reason described in Section 1(a)(iv) above.
(ii)If, prior to a Payment Date, the Participant’s employment with a Covered Party terminates for any reason other than as set forth in Section 1(a)(iv) above, the obligation to pay any remaining unpaid Retention Bonus will immediately terminate.
(iii)For the purpose of this Retention Program, “Cause” as applied to any Participant shall mean the Participant’s (A) willful failure to perform the job duties that the Participant is required to perform as an employee of a Covered Employee (other than a failure resulting from the Executive’s mental or physical disability); (B) the commission of, or plea of guilty or no contest to, a felony (or the equivalent thereof in a jurisdiction other than the United States) or a crime involving moral turpitude, dishonesty, theft, unethical business conduct or conduct that significantly impairs the reputation of a Covered Party; (C) conduct that results in or is reasonably likely to result in harm to the reputation or business of a Covered Party; (D) gross negligence, malfeasance or willful misconduct with respect to a Covered Party (either by an act of commission or omission) that is significantly injurious to the financial condition or business reputation of a Covered Party; (E) material violation of any of the written policies of a Covered Party or breach of any restrictive covenant obligations of the Participant with respect to any Covered Party; or (F) material violation of state or federal securities laws.
(iv)For the purpose of this Retention Program, “Good Reason” as applied to any Participant shall mean: (i) any reduction in the Participant’s base salary as in effect on the Effective Date; (ii) a material reduction in Participant’s employee benefits, other than (A) a change which results from an amendment or alteration of benefit plans in which the Participant is eligible to participate as of the Effective Date that affects salaried employees of the Covered Parties participating in such benefit plans generally or (B) any such reduction if, following such reduction, Participant receives substantially the same employee benefits provided to similarly- situated employees of the Covered Parties; or (iii) the Participant’s requirement to work at a location away from the county in which the Participant primarily provides services as of the Effective Date. Participants must provide the Covered Parties with written notice of the applicable event that constitutes the basis for Good Reason within ten (10) days of such event. Such notice shall specifically identify such claimed breach and shall inform the Covered Parties what must be done to cure such breach. If the Covered Parties fail to cure such basis for Good Reason within thirty (30) calendar days after receipt of such notice (the “Good Reason Cure Period”), the Participant shall be entitled at the end of the Good Reason Cure Period to terminate his or her employment for Good Reason, whereupon the Participant shall provide written notice of such termination to the Covered Parties. Notwithstanding the foregoing, if such breach is cured within such 30-day Good Reason Cure Period, or if the Participant does not terminate the Participant’s employment with the Covered Parties within ten (10) days after the end of the Good Reason Cure Period, any termination of employment by the Participant shall not be deemed to be a resignation for Good Reason for purposes of this Retention Program. Notwithstanding the foregoing, the following shall not constitute Good Reason for purposes of this Retention Program: (A) the transactions contemplated by the Merger Agreement, (B) the Company or any of its subsidiaries becoming a subsidiary of any other entity, including Parent, or (C) changes resulting from a Participant’s acceptance in writing of new employment terms and conditions or compensation or benefits in connection with the Merger.
(v)For the purpose of this Retention Program, “Disability” means the Participant has become “disabled” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Internal Revenue Code of 1986, as amended.
2.Taxes. The Company may withhold from any benefits payable under this Retention Program any taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling, and, in such case, the Company agrees to timely remit the amount withheld to the applicable governmental authority. However, it is the Participant’s obligation to pay all taxes required to be paid by the Participant on any amounts provided under this Retention Program, regardless of whether withholding is required.
3. 409A Compliance. This Retention Program and the Award Agreements issued hereunder are intended to be exempt from, or in the alternative comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and its corresponding regulations, and payments may only be made under this Retention Program upon an event and in a manner permitted by Section 409A, to the extent applicable. Payments under this Retention Program are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable (and shall be made during the short-term deferral period to the extent earned in accordance with the terms of this Retention Program). Each payment under this Retention Program shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in this Retention Program to the contrary, if required by Section 409A, if the Participant is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Retention Program is required to be delayed for a period of 6 months after the Participant’s separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment (without interest) within 10 days after the end of the 6-month period. If the Participant dies during the postponement period prior to the payment of any delayed amounts, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death (or within 10 days after the end of the 6-month delay period if earlier). Notwithstanding the foregoing or anything contained in this Retention Program to the contrary, in the event that the 60 day period for a release of claims to be executed, delivered and become effective (regardless of when the release of claims becomes effective) overlaps two calendar years, then to the extent required by Section 409A, if the Retention Bonus would have been paid in such first calendar year it instead shall be withheld and paid in such second calendar year (and during the applicable 60 day period following the occurrence of the event giving rise to the Retention Bonus). Notwithstanding the foregoing or anything contained in this Retention Program to the contrary, in no event shall the Company or any of its subsidiaries or affiliates have any liability or obligation to the Participant or to any other person or entity in the event that this Retention Program, or the payment of any amount under this Retention Program, does not comply with, or is not exempt from, Section 409A.
4.Governing Law. All matters arising out of, or relating to, this Retention Program and any Award Agreement, including but not limited to its validity, interpretation, construction, performance and enforcement shall be governed by the laws of the State of Florida, determined without regard to its conflicts of law principles. Except as prohibited by law, any party bringing a legal action or proceeding against any other party arising out of or relating to this Retention Program and any Award Agreement hereunder may only bring the legal action or proceeding in the state or U.S. federal courts located in Miami Florida, and no other venue.
5.Miscellaneous.
(a)Entire Agreement. This Retention Program and any Award Agreement delivered hereunder with a Participant is intended to set forth the entire understanding of the Company and its subsidiaries regarding the payment of the Retention Bonus to any Participant, and supersedes all prior agreements and communications, whether oral or written, between you and the Company or its subsidiaries with respect thereto. The Company acknowledges that the grant of a Retention Bonus under this Retention Program does not alter that a Participant will remain eligible for all other compensation, bonuses and employee benefits of any kind for which all of its employees in similar roles are eligible or for which you and the Company might have separately agreed in writing except as set forth in the Award Agreement with respect to severance.
(b)Modification; Nonexclusive Remedies. This Retention Program may not be modified other than by action of the Committee with the written consent of Parent, and no action of the Committee may reduce amounts payable to a Participant under Exhibit A in respect of which a Participant has timely executed and returned an Award Agreement, or otherwise adversely affect the rights of the Participant thereunder, without the written consent of the Participant.
(c)Waiver. Except as provided herein, the waiver by any party of another party’s prompt and complete performance, or breach or violation, of any provision of this Retention Program shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given.
(d)No Employment Contract; No Rights if Merger Agreement is Not Executed. THIS RETENTION PROGRAM AND ANY AWARD LETTER DELIVERED HEREUNDER DOES NOT CONSTITUTE A CONTRACT OF EMPLOYMENT WITH ANY PARTICIPANT AND WILL NOT CHANGE ANY PARTICIPANT’S EMPLOYMENT WITH THE COMPANY OR ANY COVERED PARTY AS AT WILL, IF APPLICABLE, AND DOES NOT IMPLY THAT A PARTICIPANT’S EMPLOYMENT WILL CONTINUE FOR ANY PERIOD OF TIME. IF THE MERGER AGREEMENT IS NOT EXECUTED, THIS RETENTION PROGRAM SHALL NOT BE EFFECTIVE AND NO INDIVIDUAL WILL BE A PARTICIPANT HEREUNDER OR HAVE A RIGHT TO THE CONSIDERATION DESCRIBED IN SECTION 1.